As filed with the Securities and Exchange Commission on July 1, 2014

Registration No. 033-54965

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 033-54965

TANGO MERGER SUB 2 LLC

(Exact name of registrant as specified in its charter)

Delaware	47-1225595
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

909 Third Avenue

New York, NY 10022-4731

(Address of Principal Executive Offices)

Paul M. Bisaro

Chief Executive Officer

Tango Merger Sub 2 LLC

909 Third Avenue

New York, NY 10022-4731

(212) 421-7850

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register addition securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Tango Merger Sub 2 LLC (the “Registrant”), a Delaware limited liability company and a direct wholly-owned subsidiary of US Holdco (as defined below), is filing this Post-Effective Amendment to the following Registration Statement on Form S-3 (the “Registration Statement”) to deregister any and all securities that remain unsold under such Registration Statement:

Registration Statement No. 033-54965, filed with the Securities and Exchange Commission (the Commission”) on August 8, 1994, registering the offer and sale of 107,769 shares of common stock, par value $0.10 per share.

On July 1, 2014, pursuant to the Merger Agreement, dated February 17, 2014, among Forest Laboratories, Inc. (“Forest”), a Delaware corporation, Actavis plc (“Actavis”), a public limited company formed under the laws of Ireland, Tango US Holdings Inc. (“US Holdco”), a Delaware corporation and a direct wholly-owned subsidiary of Actavis, Tango Merger Sub 1 LLC (“Merger Sub 1”), a Delaware limited liability company and a direct wholly-owned subsidiary of US Holdco, and the Registrant, (a) Forest merged with and into Merger Sub 1 (the “First Merger”), and (b) immediately following the First Merger, Forest, as the surviving entity of the First Merger, merged with and into the Registrant, with the Registrant being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”).

Following the Mergers, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statement. The Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 1st day of July 2014.

TANGO MERGER SUB 2 LLC

By:	/s/ David A. Buchen
David A. Buchen
Chief Legal Officer – Global and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.